(d)(1)(D)(iii)

May 1, 2018

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated November 2, 2010 between Directed Services LLC (“DSL”)(1) and Voya Investment Management Co. LLC (“VIM”), as amended, the sub-advisory fee for Voya Large Cap Value Portfolio (the “Portfolio”) was reduced on January 21, 2011.  On May 1, 2017, a new Sub-Advisory Agreement was executed between VIM and Voya Investments, LLC (“VIL”).

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2018 through May 1, 2019.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to VIL from the January 21, 2011 expense reduction)

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Investors Trust.

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(1)  Effective May 1, 2017, VIL replaced DSL as the investment manager for the Portfolio.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President